Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-168204 on Form S-8 and Registration Statement No. 333-229050 on Form S-1 of our reports dated March 11, 2019, relating to (1) the consolidated financial statements of Roadrunner Transportation Systems, Inc., and (2) the effectiveness of Roadrunner Transportation Systems, Inc.'s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Roadrunner Transportation Systems, Inc. and subsidiaries’ internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Roadrunner Transportation Systems, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
March 11, 2019